Exhibit 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Citadel Broadcasting Corporation on Form S-8 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Annual Report on Form 10-K of Citadel Broadcasting Corporation for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

Los Angeles, California
June 1, 2004